Exhibit 99.2
NOMINATION AGREEMENT
     NOMINATION AGREEMENT dated as of April 9, 2010 (the “Agreement”) by and between Seligman Spectrum Focus (Master) Fund, an exempted company incorporated in the Cayman Islands (the “Company”) and [NAME OF NOMINEE] (“Nominee”).
Recitals
     A. The Company desires to nominate Nominee for election to the Board of Directors of Memsic, Inc., a Delaware corporation (“Memsic”), and to solicit proxies for the election of Nominee to the Board of Directors of Memsic (the “Proxy Solicitation”); and
     B. Nominee agrees to be nominated by the Company to the Memsic Board, to assist the Company in the Proxy Solicitation and, if elected, the parties acknowledge that he will exercise his independent judgment in accordance with the fiduciary duties imposed by law in all matters before the Memsic Board;
     NOW, THEREFORE, the parties agree as follows:
     1. Effectiveness. This Agreement shall be effective upon the date hereof (the “Effective Date”).
     2. Term of Agreement. This Agreement shall be in effect for a period (the “Term”) commencing on the Effective Date and ending on the earlier of (i) the election and qualification of Nominee to the Memsic Board; (ii) notice of termination of this Agreement by the Company to Nominee; and (iii) 30 days after the conclusion of the 2010 annual meeting of stockholders of Memsic, including any postponements, adjournments or rescheduling (or special meeting held in lieu) thereof; provided, however, that, in the case of (i) and (ii), if the election or qualification of members to the Memsic Board is contested on any grounds, this Agreement shall not terminate until such contested election or qualification has been resolved. The date on which the Term ends shall constitute the “Expiration Date”.
     3. Responsibilities of Nominee.
     (a) Nominee agrees (i) to be named as a nominee to the Memsic Board in any and all proxy materials prepared by the Company, (ii) to provide true and complete information concerning Nominee and his background, experience, abilities and integrity as may be requested from time to time by the Company (including, without limitation, all information required by the Securities and Exchange Commission (the “SEC”) to be disclosed to the SEC or in the Company’s proxy materials, or by the certificate of incorporation or bylaws of Memsic) and not to omit information that may be material to an understanding of Nominee’s background, experience, abilities and integrity, (iii) that the information referred to in (ii) may be disclosed by the Company to the SEC, in its proxy materials or otherwise, (iv) to cooperate and assist in any threatened or filed claim, action, suit or proceeding related to the Proxy Solicitation, subject to any legal duties by which he is bound, and (v) if elected and qualified, to serve as a director of Memsic.
     (b) The parties acknowledge and agree that Nominee is not an employee or an agent or otherwise a representative of the Company, and that Nominee will exercise his independent judgment in all matters before the Memsic Board in accordance with the fiduciary duties imposed on him by applicable law. Nominee shall have no authority to act as an agent of the Company and he shall not represent to the contrary to any person.
     4. Responsibilities of the Company. Notwithstanding anything in this Agreement, the Company is not obligated to nominate Nominee to the Memsic Board or to commence or complete the Proxy Solicitation.

     5. Expenses. The Company shall reimburse Nominee for reasonable expenses, including travel and legal expenses, incurred by Nominee in connection with the performance of his responsibilities under this Agreement.
     6. Status. Nominee is an independent contractor. Nominee shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company. He shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons.
     7. Indemnification.
     (a) The Company shall indemnify, defend and hold harmless Nominee from and against any and all expenses (including attorneys’ fees in accordance with Section 7(b) of this Agreement), damages, losses, liabilities, judgments and amounts paid or payable in settlement (in accordance with Section 7(b) of this Agreement) (together “Losses”) arising out of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding (such action, suit or proceeding being referred to herein as a “Proceeding”) asserted against or incurred by Nominee in his capacity as a nominee for election to the Memsic Board, or arising out of or related to his status as a nominee for election to the Memsic Board. The Company will not be required to indemnify Nominee: (i) except to the extent the aggregate amount of losses to be indemnified exceeds any indemnification and insurance actually provided to Nominee by Memsic, and (ii) in respect of acts or omissions which involve intentional misconduct or a knowing violation of law by Nominee.
     (b) In case any Proceeding shall be threatened or filed involving Nominee, Nominee shall promptly notify the Company in writing and the Company shall retain counsel to represent Nominee, which shall be reasonably satisfactory to Nominee, in the Proceeding and shall pay the fees and disbursements of such counsel related to the Proceeding; provided that the failure of Nominee to give such notice shall not relieve the Company of its indemnification obligations under this Agreement, except to the extent that such failure materially prejudices the rights of the Company. In any Proceeding, Nominee shall have the right to retain his own counsel, but the fees and expenses of such counsel shall be at the expense of Nominee unless (i) the Company and Nominee shall have mutually agreed to the retention of such counsel or (ii) the named parties to the Proceeding (including any impleaded parties) include both Nominee and the Company and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in respect of the legal expenses of Nominee in connection with any Proceeding or related Proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for Nominee. The Company shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify Nominee from and against any loss or liability by reason of such settlement or judgment. The Company shall not settle any claim in any manner that would impose any penalty, obligation or limitation on Nominee (other than purely monetary expenses), or would contain language other than a recitation of any amounts to be paid in settlement, the fact of the settlement or the underlying claim relating to the settlement, that could be viewed, in the reasonable discretion of Nominee, as an acknowledgement of wrongdoing on the part of Nominee or as detrimental to the reputation of Nominee, without Nominee’s prior written consent.
     (c) Nominee’s right to indemnification in this Section 7 shall include the right of Nominee to be advanced by the Company any expenses incurred in connection with any indemnifiable Proceeding as such expenses are incurred by Nominee.
     (d) The indemnity provisions contained in this Section 7 shall remain operative and in full force and effect regardless of the occurrence of the Expiration Date.

     8. Miscellaneous.
     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     (b) Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the nomination of Nominee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
     (e) Assignment. This Agreement shall not be assignable by Nominee or by the Company.
     (f) Arbitration. At the request of either party hereto, any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of Nominee by the Company shall be submitted to arbitration in San Jose, California under the auspices of the American Arbitration Association.
     (g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.
     (h) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of [Notice Information], or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Nomination Agreement as of the day and year first above written.

[NAME OF NOMINEE]

SELIGMAN SPECTRUM FOCUS (MASTER) FUND

By:
Name:
Title: